UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 31, 2006

STARTEK, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538

(State or other jurisdiction of incorporation	(Commission File	(I.R.S. Employer Identification No.)
or organization)	Number)
44 Cook Street Suite 400, Denver, Colorado 80206

(Address of principal executive offices; zip code)
Registrant’s telephone number, including area code: (303) 399-2400

100 Garfield Street, Denver, Colorado 80206

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
Our stockholders approved an amendment of the StarTek, Inc. Stock Option Plan (the “Plan”) at our 2006 Annual Meeting of Stockholders. The amendment increases the maximum number of shares available for award under the Plan from 1,985,000 to 2,100,000. The amendment, as approved, is filed as Exhibit 10.65 to this report.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
On May 31, 2006, our Board of Directors approved amendments to our Restated Bylaws. The amendments stipulate that the Chairman of the Board will no longer be an officer position. The amendments also include corresponding changes to the duties assigned to the Chairman of the Board. The Restated Bylaws, as amended, are filed as Exhibit 3.2 to this report.
Item 8.01. Other Events
On May 31, 2006, our Board of Directors appointed Ed Zschau as Chairman of the Board. He will serve in this capacity until a successor is duly appointed. He will also continue to preside over all executive sessions of the non-management members of the Board of Directors.
The Audit Committee of our Board of Directors appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006. As previously disclosed in our definitive proxy statement for the Annual Meeting of Stockholders on May 31, 2006, our Audit Committee adopted a process of routinely reviewing our independent registered public accounting firm, which may or may not result in a change. As of the filing of the proxy statement, this review was still underway. The Audit Committee completed its review on May 31, 2006, and selected Ernst & Young LLP to continue as our independent registered public accounting firm for the remainder of the 2006 fiscal year.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit
Number	Description
3.2	Restated Bylaws of the Company
10.65	Amendment No. 4 to StarTek, Inc. Stock Option Plan

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.
Date: June 6, 2006	By:	/s/ Steven D. Butler
Steven D. Butler
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
3.2	Restated Bylaws of the Company
10.65	Amendment No. 4 to StarTek, Inc. Stock Option Plan